Exhibit 99.1
10x Genomics Reports First Quarter 2025 Financial Results
PLEASANTON, Calif. May 8, 2025 – 10x Genomics, Inc. (Nasdaq: TXG), a leader in single cell and spatial biology, today reported financial results for the first quarter ended March 31, 2025.
Recent Updates
•Revenue was $154.9 million for the first quarter. Excluding $16.8 million related to a patent litigation settlement, revenue was $138.1 million, a 2% decrease from the corresponding period of 2024, primarily driven by a significant decrease in instrument revenue.
•Ended the first quarter with cash and cash equivalents and marketable securities of $426.9 million. As a further effort to strengthen its balance sheet, the company recently implemented a plan to reduce operating expenses for 2025 by more than $50 million compared to prior year, including a reduction of approximately 8% of the company’s global workforce.
•Unveiled a roadmap of product launches across all three platforms at the 2025 AGBT General Meeting, further expanding mega-scale experimental capabilities within Chromium, adding new products to the Visium platform and extending into protein offerings to unlock multiomic insights within Xenium.
•Announced a partnership with Arc Institute to accelerate the development of the Arc Virtual Cell Atlas, leveraging Chromium Flex technology to generate high quality single cell data at large scale.
“Customer enthusiasm and improving consumables trends reinforce our conviction in our technology and in the potential of Single Cell and Spatial,” said Serge Saxonov, Co-founder and CEO of 10x Genomics. “However, given uncertainty in U.S. academic and government research funding, we are temporarily moving to quarterly guidance until we see greater visibility return. During this period, we are taking actions to serve our customers and make focused investments, while prioritizing cost reduction initiatives to protect our strong balance sheet.”

First Quarter 2025 Financial Results
Revenue was $154.9 million for the first quarter of 2025, a 10% increase from $141.0 million for the corresponding prior year period. Revenue includes license and royalty revenue of $16.8 million related to a worldwide patent litigation settlement.

Gross margin was 68% for the first quarter of 2025, as compared to 66% for the corresponding prior year period. The increase in gross margin was primarily due to higher license and royalty revenue and lower manufacturing costs, partially offset by an increase in inventory reserves. Excluding the impact of license and royalty revenue, gross margin was 64% for the first quarter of 2025.
Operating expenses were $144.8 million for the first quarter of 2025, a 6% decrease from $154.4 million for the corresponding prior year period. The decrease was primarily driven by a $9.2 million gain on settlement related to the litigation settlement.
Operating loss was $39.3 million for the first quarter of 2025, as compared to $61.5 million for the corresponding prior year period. Operating loss includes $31.1 million of stock-based compensation for the first quarter of 2025, as compared to $36.1 million of stock-based compensation for the corresponding prior year period.
Net loss was $34.4 million for the first quarter of 2025, as compared to a net loss of $59.9 million for the corresponding prior year period.
Cash and cash equivalents and marketable securities were $426.9 million as of March 31, 2025.

2025 Financial Guidance
As a result of recent U.S. policy changes, including their effects on academic and government research funding, 10x Genomics is withdrawing its previously issued full year revenue guidance. 10x Genomics is implementing guidance for the second quarter of 2025 and expects revenue to be in the range of $138 million to $142 million, representing 1% growth sequentially at the midpoint, excluding the license and royalty revenue from the settlement.

Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the first quarter 2025 financial results, business developments and outlook after market close on Thursday, May 8, 2025 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn, X, Facebook, Bluesky or YouTube.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.'s partnerships, plans, positioning, product launches, organization, goals, opportunities, potential, specifications, costs, enthusiasm, trends and adoption of 10x Genomics, Inc.’s products and services, expected performance advantages and benefits of using 10x Genomics, Inc.’s products and services and 10x Genomics, Inc.’s financial performance and results of operations, including expectations regarding revenue and guidance as well as government policy and academic and government research funding. These statements are based on management's current expectations, forecasts, beliefs, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in 10x Genomics’ expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K for the fiscal year ended December 31, 2024 and the company’s 10-Q for the quarter ended March 31, 2025 to be filed with the Securities and Exchange Commission (SEC) and elsewhere in the documents 10x Genomics, Inc. files with the SEC from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Products and services revenue (1)	$137,823	$141,005
License and royalty revenue (1)	17,060	1
Revenue	154,883	141,006
Cost of products and services revenue (2)	49,438	48,092
Gross profit	105,445	92,914
Operating expenses:
Research and development (2)	64,245	68,638
Selling, general and administrative (2)	89,728	85,774
Gain on settlement	(9,200)	—
Total operating expenses	144,773	154,412
Loss from operations	(39,328)	(61,498)
Other income (expense):
Interest income	3,686	4,736
Interest expense	—	(1)
Other income (expense), net	2,136	(1,040)
Total other income	5,822	3,695
Loss before provision for income taxes	(33,506)	(57,803)
Provision for income taxes	852	2,146
Net loss	$(34,358)	$(59,949)

Net loss per share, basic and diluted	$(0.28)	$(0.50)
Weighted-average shares used to compute net loss per share, basic and diluted	122,606,091	119,394,180

(1)The following table represents revenue by source for the periods indicated (in thousands). Spatial products includes the Company’s Visium and Xenium products:

	Three Months Ended March 31,
	2025	2024
Instruments
Chromium	$5,913	$7,850
Spatial	$8,902	17,603
Total instruments revenue	14,815	25,453
Consumables
Chromium	84,109	83,927
Spatial	31,247	26,408
Total consumables revenue	115,356	110,335
Services	7,652	5,217
Products and services revenue	137,823	141,005
License and royalty revenue	17,060	1
Total revenue	$154,883	$141,006
The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended March 31,
	2025	2024
Americas
United States*	$86,818	$75,637
Americas (excluding United States)	3,752	3,993
Total Americas	90,570	79,630
Europe, Middle East and Africa	31,895	34,721
Asia-Pacific
China	16,883	13,924
Asia-Pacific (excluding China)	15,535	12,731
Total Asia-Pacific	32,418	26,655
Total revenue	$154,883	$141,006
* Includes license and royalty revenue.
(2)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024
Cost of revenue	$2,481	$2,033
Research and development	14,106	16,888
Selling, general and administrative	14,489	17,208
Total stock-based compensation expense	$31,076	$36,129

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$377,061	$344,067
Marketable securities	49,844	49,335
Accounts receivable, net	52,549	87,862
Inventory	74,710	83,107
Prepaid expenses and other current assets	25,566	20,016
Total current assets	579,730	584,387
Property and equipment, net	246,087	252,648
Operating lease right-of-use assets	55,577	57,290
Goodwill	4,511	4,511
Intangible assets, net	15,192	15,671
Other noncurrent assets	2,296	4,129
Total assets	$903,393	$918,636
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,068	$12,909
Accrued compensation and related benefits	21,957	33,615
Accrued expenses and other current liabilities	45,483	41,165
Deferred revenue	20,949	20,658
Operating lease liabilities	9,443	9,286
Total current liabilities	107,900	117,633
Operating lease liabilities, noncurrent	70,631	73,327
Deferred revenue, noncurrent	12,569	12,513
Other noncurrent liabilities	5,398	5,029
Total liabilities	196,498	208,502
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	2,208,665	2,177,672
Accumulated deficit	(1,501,405)	(1,467,047)
Accumulated other comprehensive loss	(367)	(493)
Total stockholders’ equity	706,895	710,134
Total liabilities and stockholders’ equity	$903,393	$918,636